Exhibit 99.1

AITX Revenue Increases Allow Updating of Positive Operational Cash Flow Target Date

Milestone Forecasted for April or May 2026, Will Mark an Exceptional Achievement

Detroit, Michigan, November 18, 2025 - Artificial Intelligence Technology Solutions, Inc., (the "Company") (OTCID:AITX), a global leader in AI-driven security and productivity solutions, shared its expectations to achieve positive operational cash flow in April or May of 2026. The Company noted that continuing recurring revenue growth at fiscal Q3 rates, confidence in the positive effects of RAD-G's SARA™ revenue streams being turned on and making financial contributions combined with continued disciplined expense control make this updated forecast reasonable and achievable.

The Company noted that this target reflects years of disciplined execution, ongoing growth in monthly recurring revenue and a maturing product portfolio that continues to win adoption across key sectors. AITX also emphasized the durability of its trajectory, underscoring its ability to advance through market cycles while building toward debt reduction, a stronger balance sheet and the long-term objective of a Nasdaq uplist.

"Reaching positive operational cash flow this spring will mark a significant milestone for AITX, as it does for any company," said Steve Reinharz, CEO/CTO and founder of AITX. "It reflects the quality of our team, the appeal of our value proposition and the growing client recognition of every RAD."

AITX acknowledged that few technology companies reach this stage, especially after a decade of product innovation, market shifts and the pressure that comes with building a recurring revenue model from the ground up. The Company highlighted its expanding base of long-term clients, consistent growth in software adoption and a clear path toward a stronger balance sheet as signals that its trajectory continues to strengthen.

Industry observers note that long term survival in the technology sector is uncommon, with many startups unable to progress beyond their first several years of operations. AITX emphasized that reaching its tenth year while approaching positive operational cash flow places the Company in a select group of technology firms that advance beyond early-stage volatility and move toward sustained performance. The Company added that only a small fraction of technology startups evolve into significant valuation stories, reinforcing the importance of the milestones now ahead.

"I am proud of what this team has achieved and even more excited for what comes next," Reinharz added. "We are moving toward positive operational cash flow, we see a clear route to reducing debt, and we are building a foundation that supports larger ambitions including a future uplist and the scale that follows. Our best work is still ahead, and I believe the rewards will reflect the effort."

The Company reiterated that its long-term objectives remain unchanged, including a targeted reduction of substantially all debt within the next twelve to eighteen months. AITX noted that this progress would support its pursuit of a future Nasdaq uplist and the longer-range ambition of building a company capable of reaching significantly higher valuations. The Company stated that these goals reflect its confidence in the direction of the business and the expanding market for its solutions.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization's internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD is led by Steve Reinharz, CEO/CTO and founder of AITX and RAD, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association's (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD's Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope. Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD's ability to deliver proven, practical, and disruptive solutions to its clients.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. There is no guarantee that the Company will achieve a NASDAQ listing. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com
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1  https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/